    As filed with the Securities and Exchange Commission on April 15, 1998
                                                      Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ---------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ---------------------
                     COMMODORE APPLIED TECHNOLOGIES, INC.
            (Exact Name of Registrant as Specified in Its Charter)


                                                       150 East 58th Street, Suite 3400
                                                           New York, New York 10155
             Delaware                                           (212) 308-5800                                  11-3312952
 (State or Other Jurisdiction of            (Address, Including Zip Code, and Telephone Number,              (I.R.S. Employer
  Incorporation or Organization)     Including Area Code, of Registrant's Principal Executive Offices)     Identification No.)


                               PAUL E. HANNESSON
         Chairman of the Board, President and Chief Executive Officer
                     Commodore Applied Technologies, Inc.
                       150 East 58th Street, Suite 3400
                           New York, New York 10155
                                (212) 308-5800
      (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent For Service)

                         Copies of communications to:
                            STEPHEN A. WEISS, ESQ.
                           ANTHONY J. MARSICO, ESQ.
                           Greenberg Traurig Hoffman
                            Lipoff Rosen & Quentel
                                200 Park Avenue
                           New York, New York 10166
                              Tel: (212) 801-9200
                              Fax: (212) 801-6400

                            ---------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                   (continued on following page)
================================================================================

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

                                                            Proposed             Proposed
                                                             maximum             maximum           Amount of
           Title of                     Amount           offering price         aggregate         registration
 securities to be registered     to be registered(1)        per share         offering price          fee
Common Stock, par value
 $0.001 per share ...........     3,000,000 shares      $ 3.78(2)          $ 11,340,000.00       $ 3,345.30
Common Stock, par value
 $0.001 per share ...........       210,000 shares      $ 5.71(3)          $  1,199,100.00       $   353.73
  Total: ....................     3,210,000 shares                         $ 12,539,100.00       $ 3,699.03

--------------------------------------------------------------------------------
(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock, par value $0.001 per share (the "Common Stock"), of the Registrant, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Represents the average of the high and low prices (rounded to the nearest cent) reported for the Common Stock on the American Stock Exchange on April 13, 1998.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. Represents the weighted average exercise price per share (rounded to the nearest cent) at which the shares of Common Stock will be issued.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                   Subject to Completion, dated April 15, 1998


PROSPECTUS


                               3,210,000 Shares

                     Commodore Applied Technologies, Inc.

                                  Common Stock

                              ---------------------

     This Prospectus relates to an aggregate of 3,210,000 shares (each, a "Share" and collectively, the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of Commodore Applied Technologies, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by or for the accounts of the holders thereof (hereinafter referred to as the "Selling Stockholders"). The number of Shares includes: (i) an aggregate of 1,381,692 Shares (the "First Tranche Shares") acquired by certain of the Selling Stockholders on February 10, 1998 (the "First Tranche Sale") in a private placement (the "Private Placement") by Commodore Environmental Services, Inc., a Delaware corporation ("Environmental"); (ii) up to 150,000 Shares (subject to adjustment) (the "First Tranche Warrant Shares"), which may be acquired by certain of the Selling Stockholders upon exercise of three-year warrants (the "First Tranche Warrants") issued by Environmental in the First Tranche Sale;
(iii) an aggregate of 1,618,308 Shares (the "Maximum Additional First Tranche Shares"), which may be acquired by certain of the Selling Stockholders in the future pursuant to certain purchase price adjustment terms of the Private Placement; and (iv) up to 60,000 Shares (subject to adjustment) (the "Consultant Warrant Shares"), which may be acquired by a Selling Stockholder upon exercise of a four-year warrant, as amended (the "Consultant Warrant"), issued by the Company to a financial consultant in November 1996. The First Tranche Shares, First Tranche Warrant Shares and Maximum Additional First Tranche Shares are hereinafter collectively referred to as the "Aggregate First Tranche Shares." The Aggregate First Tranche Shares have been and may be sold to certain Selling Stockholders from the account of Environmental, which currently owns 9,823,702 shares of Common Stock (representing 42.5% of the Company's outstanding shares of Common Stock as of the date hereof) and warrants to purchase up to 10,514,000 additional shares of Common Stock. See "Prospectus Summary," "Recent Developments" and "Selling Stockholders."

     The number of Shares offered hereby includes such presently indeterminable number of shares of Common Stock as may be acquired by certain of the Selling Stockholders in the future pursuant to certain purchase price adjustment terms of the Private Placement. The 1,618,308 Maximum Additional First Tranche Shares being registered hereby represent the maximum number of additional shares of Common Stock that Environmental may be required to transfer to certain of the Selling Stockholders pursuant to such purchase price adjustment terms. The actual number of Shares that may be acquired by the Selling Stockholders and resold hereby could differ materially depending upon factors that cannot be predicted at this time. See "Recent Developments" and "Selling Stockholders."

     The Shares have been and may be acquired by the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Aggregate First Tranche Shares are being registered pursuant to the terms of a registration rights agreement, dated as of February 9, 1998 (the "Registration Rights Agreement"), among the Company, Environmental and certain of the Selling Stockholders. The Consultant Warrant Shares are being registered pursuant to the terms of a financial advisory and consulting agreement dated as of November 8, 1996, as amended (the "Consulting Agreement"), by and between the Company and a Selling Stockholder. See "Recent Developments," "Selling Stockholders" and "Plan of Distribution."

     The Shares may be sold from time to time by the Selling Stockholders or their transferees. To the knowledge of the Company, no underwriting arrangements have been entered into by the Selling Stockholders as of the date hereof. The distribution of the Shares by the Selling Stockholders may be effected in one or more transactions that may take place on the American Stock Exchange ("Amex"), including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such Shares as principals, at prevailing market prices, or negotiated prices. Underwriting discounts and usual and customary or specifically negotiated brokerage fees or commissions will be paid by the Selling Stockholders in connection with the sale of the Shares. The Selling Stockholders, and any broker-dealers, agents, or underwriters through whom the Shares are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation. See "Plan of Distribution."

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company may, however, receive proceeds from the exercise of the Consultant Warrant. By agreement with the Selling Stockholders, the Company will pay all of the expenses incurred in connection with the registration of the Shares hereby, estimated to be approximately $31,000, other than underwriting commissions, discounts and counsel fees and expenses. See "Use of Proceeds" and "Plan of Distribution."

     The Common Stock is traded on the Amex under the symbol "CXI." On April 13, 1998, the closing sale price of the Common Stock, as reported on the Amex, was $3.6875 per share. Prospective investors are urged to obtain a current price quotation.


         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                 The date of this Prospectus is ________, 1998.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN BY REFERENCE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ---------------------
                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission via the EDGAR system, including the Company.


     The Common Stock is traded on the Amex under the symbol "CXI." Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Amex located at 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 1-11871) under the Exchange Act are hereby incorporated in this Prospectus by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (b) The Company's Current Report on Form 8-K, dated February 10, 1998;

     (c) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, dated June 24, 1996, as amended by the Company's Registration Statement on Form 8-A/A, dated June 26, 1996, including any other amendment or report filed for the purpose of updating such description.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

     Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding sentence.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for copies of such documents should be directed to:

                           Michael D. Fullwood, Esq.
                     Commodore Applied Technologies, Inc.
                       150 East 58th Street, Suite 3400
                           New York, New York 10155
                             Phone: (212) 308-5800
                              Fax: (212) 753-0731

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. Investors should also carefully consider the information set forth under the heading "Risk Factors."


                                  The Company


     The Company is an environmental treatment and services company which, through its operating subsidiaries, provides a range of technologies and services directed principally at remediating contamination in soils and other materials, protecting the integrity of our nation's water and air and disposing or reusing certain waste by-products through development of inert and environmentally sound technologies. The Company believes it provides, through its wholly-owned subsidiary Commodore Solution Technologies, Inc. ("Solution"), the only patented, non-thermal, portable and scalable process, known as SETTM (solvated electron technology), for treating and decontaminating soils and other materials containing PCBs, pesticides, dioxins and other toxic contaminants. The Company, through its publicly-traded subsidiary Commodore Separation Technologies, Inc. ("Separation"), also provides a system, known as SLiMTM (supported liquid membrane), that has been proven in limited-scale tests to separate and recover chromium, cadmium, silver, nickel, zinc, copper and other targeted substances from aqueous and possibly gaseous waste streams. The Company, through Commodore Advanced Sciences, Inc. ("Advanced Sciences"), also provides a full range of services related to providing on-site waste containment, management of on-site and off-site remediation and waste removal using environmentally safe methods and through the use of the Company's technologies. The operations of Advanced Sciences, which account for substantially all of the Company's current revenues, also include engineering and technical services in connection with designing production processes to minimize or eliminate the generation of hazardous wastes. Additionally, the Company, through its wholly-owned subsidiary Commodore CFC Technologies, Inc. ("CFC Technologies"), is engaged in separating mixed refrigerants, chlorofluorocarbons and hydrochlorofluorocarbons so that they may be returned to productive use at purity levels meeting industry standards.

     The Company's SET technology is directed principally at treating and decontaminating soils, as well as other materials and surfaces, by destroying PCBs, pesticides, dioxins and other toxic contaminants to an extent sufficient to satisfy current federal environmental guidelines for non-contamination. The Company also believes that SET is capable of neutralizing chemical weapons and warfare agents and concentrating certain radioactive wastes for more effective disposal. In March 1997, Advanced Sciences entered into a teaming agreement with ICF Kaiser Engineers, Inc. ("ICF Kaiser"), pursuant to which the Company's SET technology will be used in connection with the remediation of mixed waste at Los Alamos National Laboratory in New Mexico under ICF Kaiser's U.S. Department of Energy ("DOE") contract. In December 1997, Advanced Sciences also entered into a memorandum of understanding with Lockheed Martin Advanced Environmental Systems, Inc. to jointly pursue environmental remediation projects, and in August 1996, the Company formed a 50/50 joint venture with a subsidiary of Allegheny Teledyne, Inc., known as Teledyne-Commodore, LLC, to jointly pursue the chemical weapons destruction and demilitarization market on a worldwide basis, in both cases utilizing the SET technology. The Company operates under a Nationwide Permit for PCB disposal (the "Nationwide Permit") issued by the U.S. Environmental Protection Agency ("EPA"), which allows the Company to use SET on-site to treat PCB-contaminated soils and metallic surfaces anywhere in the United States. Based on currently published lists of EPA national operating permits, the Company believes that it possesses the only non-thermal PCB treatment technology for multiple applications licensed by the EPA. The Company's business strategy is to use SET on a select number of industrial and governmental clean-up and related projects through collaborative working arrangements with well-recognized companies in the environmental industry.

     Separation's SLiM technology is directed at selectively extracting and recovering solubilized metals, radionuclides, biochemicals and other targeted elements from aqueous and possibly gaseous waste streams in degrees of concentration and purity which permit both the reuse of such elements and the ability for the waste water or gas to be disposed of as non-toxic effluent without any further treatment. In December 1997 and February 1998, Separation was awarded its first two commercial projects by the State of Maryland and entered into two multi-year, sole-source contracts with Maryland Environmental Service to use its SLiM technology in connection with the removal of chromium in water leaching from waste sites at the Baltimore Harbor and potentially polluting the Chesapeake Bay. Prior to these awards, Separation had performed a series of on-site demonstrations of SLiM, in which a SLiM unit, in a single feedstream passthrough, reduced the contamination level of chromium from more than 630 parts per million (ppm) to less than one ppm. Under a license agreement with Lockheed Martin Energy Research Corporation, Separation also received the exclusive worldwide license (subject to a government use license) to use and develop its SLiM technology for separating the radionuclides, technetium and rhenium, from mixed wastes containing radioactive materials. Separation's business strategy is to pursue these and other opportunities for SLiM and to seek marketing arrangements with established engineering and environmental services firms to use SLiM.

     The Company acquired Advanced Sciences in October 1996 for the purpose of coordinating the Company's existing technologies and services, as well as developing, acquiring and utilizing new technologies, for the treatment, reuse and ultimate disposal of by-products generated as a result of industrial and governmental activities. Advanced Sciences, to the extent possible, has sought to utilize the Company's technologies in connection with its environmental, remediation and technical services performed for industrial and governmental customers (particularly the DOE and U.S. Department of Defense ("DOD")), with a view to increasing the quality and scope of services offered and providing the Company with a broader customer base for its technologies. Advanced Sciences was founded in 1977 and its services include the identification, investigation, remediation and management of hazardous, mixed and radioactive waste sites. Advanced Sciences has been awarded environmental management contracts by the DOE and DOD, as well as Bechtel, Westinghouse, ICF Kaiser, Lockheed Martin and Rust Waste Management.

     Demand for the Company's environmental technologies and services arises principally from three sources:

   o need for alternative environmental treatment and disposal methods for toxic substances, such as the SET technology, which do not involve safety risks with respect to air pollution and transportation of hazardous materials, or result in large volumes of residual waste that require further treatment prior to disposal;

   o need for a low cost, on-site extraction/removal system, such as the SLiM technology, which is capable of treating a wide variety of elements and compounds in multiple industrial settings at great speed and with a high degree of effectiveness, at various contaminant concentrations and volumes; and

   o stricter legislation and regulations mandating new or increased levels of air and water pollution control and solid waste management.

     The Company's overall strategy is to provide a broad range of "state-of-the-art" environmental technologies and services to solve its customers' increasingly complex pollution and waste disposal problems. The Company believes that its technological capabilities are significant marketing advantages to the Company and enable the Company to provide its customers greater "value-added" services through the integration of its various disciplines.

     To finance the significant growth experienced by the Company, to recapitalize its borrowings and to provide resources to invest in its environmental markets, the Company raised a net amount equal to approximately $30,500,000 from an initial public offering of its Common Stock and warrants in July 1996 (the "IPO"), approximately $4,000,000 from private placements of preferred stock and Common Stock in August and October 1997, and approximately $11,100,000 from the public sale of Separation preferred stock, common stock and warrants in April and May 1997. The Company currently holds 87% of the outstanding shares of common stock of Separation. As of April 15, 1998, approximately 42.5% of the outstanding shares of Common Stock, in turn, was owned by Environmental.

     The Company was incorporated in Delaware in March 1996. As used in this Prospectus, and except as the context otherwise requires, the term "Company" refers to Commodore Applied Technologies, Inc. and its subsidiaries, including Solution, Separation, CFC Technologies and Advanced Sciences. The Company's principal executive offices are located at 150 East 58th Street, Suite 3400, New York, New York 10155, and its telephone number at that address is (212) 308-5800.

                                 The Offering

Shares Offered by Selling
 Stockholders............   Up to 3,210,000 shares of Common Stock.(1)

Common Stock Outstanding:
  Before the Offering....   23,103,200 shares.

  After the Offering.....   Up to 23,163,200 shares, assuming the full
                            exercise of the Consultant Warrant.(2)

Use of Proceeds..........   If the Consultant Warrant is exercised in full by
                            payment of its stated exercise price in cash (as opposed to a "cashless" exercise), the Company will receive gross proceeds of approximately $300,000.
                            Such proceeds, if any, will be utilized for working capital and general corporate purposes. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. See "Use of
                            Proceeds."

Amex Trading Symbol......   CXI

-------------
(1) Includes up to 1,618,308 shares of Common Stock (representing the Maximum Additional First Tranche Shares being registered hereby), which may be acquired by certain of the Selling Stockholders in the future pursuant to certain purchase price adjustment terms of the Private Placement.

(2) The Shares being offered hereby include 3,150,000 Aggregate First Tranche Shares that have been and may be sold to certain of the Selling Stockholders from the account of Environmental, which owned approximately 42.5% of the outstanding shares of Common Stock as of the date hereof. Therefore, the resale of such Shares by certain of the Selling Stockholders will not result in an increase in the number of outstanding shares of Common Stock.

                                 Risk Factors

     An investment in the Shares offered hereby involves a high degree of risk, including, without limitation, the Company's limited operating history, history of losses and anticipation of future losses; the lack of assurance of collaborative agreements, licenses or project contracts; the uncertainty of market acceptance; the risk of environmental liability; the potential need for additional financing; the existence of competition and technological alternatives; the unpredictability of patent protection and proprietary technology; environmental regulation; unspecified acquisition-related risks; and potential conflicts of interest. An investment in the Shares offered hereby should be considered only by investors who can afford the loss of their entire investment. See "Risk Factors."

                                 RISK FACTORS

     The Shares offered hereby are highly speculative in nature and involve a high degree of risk. Prior to making an investment decision, prospective investors in the Shares offered hereby should give careful consideration to the information set forth in this Prospectus or incorporated herein by reference and, in particular, should evaluate the risk factors set forth below.

Limited Operating History; History of Losses; Future Losses and Uncertainty of Financial Results;
Initial Commercialization Stage

     Prior to the acquisition of Advanced Sciences, the Company's operating history was limited and consisted primarily of the development of SET and remediation equipment, conducting laboratory tests, and planning on-site tests and demonstrations. The Company is still subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships and competitive disadvantages as against larger and more established companies. For the year ended December 31, 1997, the Company had total revenues of $19,493,000 and a net loss of $15,694,000, compared to total revenues of $5,123,000 and a net loss of $5,643,000 for the year ended December 31, 1996. Such losses primarily reflect the Company's investments in product development related to the SET technology and SET equipment and commercialization activities. At December 31, 1997, the Company had stockholders' equity of $11,654,000 and working capital of $11,170,000, compared to stockholders' equity of $20,076,000 and working capital of $8,838,000 at December 31, 1996.

     The Company anticipates that it will continue to incur significant operating losses through 1998 and may incur additional losses thereafter, depending upon its ability to consummate collaborative working arrangements or licenses with third parties and the operation and financial success of any environmental projects that the Company and its potential working partners may be awarded. Other than revenues generated by Advanced Sciences, which the Company acquired in October 1996, the Company has generated nominal revenues to date, and there can be no assurance as to whether or when it will generate material revenues or achieve profitable operations.

SET and SLiM Unproven on Large-Scale Commercial Basis

     SET and SLiM have never been utilized on a large-scale basis, and there can be no assurance that such technologies will perform successfully on a large-scale commercial basis or that they will be profitable to the Company. The Company has never utilized SET and SLiM under the conditions and in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. In addition, most of the results of the tests conducted by the Company on SET and SLiM have not been verified by an independent testing laboratory. Thus, it is possible that the Company's SET and SLiM technologies may require further research, development, design and testing, as well as regulatory clearances, prior to larger-scale commercialization. Additionally, the Company's ability to operate its business successfully will depend on a variety of factors, many of which are outside the Company's control, including competition, cost and availability of supplies, changes in governmental initiatives and requirements, changes in EPA and other regulatory requirements, and the costs associated with equipment repair and maintenance.

No Assurance of Collaborative Agreements, Licenses or Project Contracts

     The Company's business strategy is based upon entering into collaborative joint working arrangements with established engineering and environmental companies, or entering into joint venture agreements relative to the application of SET and SLiM as enabling technologies for specified industries or markets. To date, only Advanced Sciences and its collaborative joint working partners have been awarded material project contracts. There can be no assurance that the Company will enter into any definitive joint project arrangements or joint venture collaborative agreements with its prospective working partners or others, or that such agreements, if entered into, will be on terms and conditions that are sufficiently attractive to the Company to enable it to generate profits. In the event the Company is unable to enter into commercially attractive collaborative working arrangements for one or more commercial or industrial remediation projects, in order to produce revenues for the Company, it may be necessary to license SET and/or SLiM to unaffiliated third parties. There is no assurance that the Company will be able to enter into such license arrangements or that such licenses will produce any income to the Company. Even if the Company is able to complete additional joint working arrangements, there is no assurance that the Company and its working partners will be awarded contracts to perform decontamination or remediation projects. Even if such contracts are awarded, there is no assurance that these contracts will be profitable to the Company. In addition, any project contract which may be awarded to the Company and/or any of its joint working partners may be curtailed, delayed, redirected or eliminated at any time. Problems experienced on any specific project or delays in the implementation and funding of projects could materially adversely affect the Company's business and financial condition.

Uncertainty of Market Acceptance

     Many prospective users of SET have already committed substantial resources to other forms of environmental remediation technology, including incineration, plasma arc, vitrification, molten metal, molten salt, chemical neutralization, catalytic electrochemical oxidation and supercritical wet oxidation. In addition, many prospective users of SLiM have committed substantial resources to other forms of process stream treatments or technologies. The Company's growth and future financial performance will depend on demonstrating to prospective collaborative partners and users the advantages of SET, SLiM and the Company's other environmental technologies over alternative technologies. There can be no assurance that the Company and its prospective collaborative partners will be successful in this effort. Furthermore, it is possible that competing alternatives may be perceived to have, or may actually have, certain advantages over SET, SLiM and/or the Company's other environmental technologies for certain industries or applications.

Risk of Environmental Liability

     The Company's operations, as well as the use of the specialized technical equipment by its customers, are subject to numerous federal, state and local regulations relating to the storage, handling, emission and transportation of certain regulated materials. There is always the risk that such materials might be mishandled, or that there might be equipment or technology failures, which could result in significant claims against the Company. Any such claims against the Company could materially adversely affect the Company's business, financial condition and results of operations.

     As SET, SLiM and the Company's other environmental technologies are commercialized, the Company may be required to obtain environmental liability insurance in the future in amounts greater than those it currently maintains. There can be no assurance that such insurance will provide coverage against all claims, and claims may be made against the Company (even if covered by an insurance policy) for amounts substantially in excess of applicable policy limits. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

Potential Need for Additional Financing

     In July 1996, the Company completed the IPO, from which it received net proceeds of approximately $30.5 million. In April 1997, Separation completed an initial public offering of its equity securities, from which it received net proceeds of approximately $11.1 million. In August and October 1997, the Company completed the private placement of 18,000 shares of its Series A Preferred Stock and 700,000 shares of Common Stock, respectively, from which the Company received aggregate net proceeds of approximately $4.0 million. In addition, in September 1997 and February 1998, the Company received a $4.0 million unsecured loan and a $5.45 million unsecured loan, respectively, from Environmental. Prior to such financings, financing for all of the Company's activities had been provided in the form of direct equity investments and loans by Environmental. While the Company believes that it has sufficient cash reserves to meet expenses incurred in the ordinary course of business through the first fiscal quarter of 1999, the Company's future capital requirements will depend on certain factors, many of which are not within the Company's control. These include the ongoing development and testing of SET, SLiM and the Company's other environmental technologies, the nature and timing of remediation and clean-up projects and permits required, and the availability of financing.

     In the environmental remediation market, the Company may not be able to enter into favorable business collaborations and might thus be required to bid upon projects for its own account. If such bids were successful, the Company would be required to make significant expenditures on personnel and capital equipment which would require significant financing in amounts substantially in excess of the net proceeds of the above financings. In addition, the Company's lack of operational experience and limited capital resources could make it difficult, if not highly unlikely, to successfully bid on major reclamation or clean-up projects. In such event, the Company's business development could be limited to remediation of smaller commercial and industrial sites with significantly lower potential for profit. In addition, the expansion of the Company's business will require the commitment of significant capital resources toward the hiring of technical and operational support personnel, the development of a manufacturing and testing facility for SET and SLiM equipment, and the building of equipment to be used both for on-site test demonstrations and the remediation of contaminated elements. In the event the Company is presented with one or more significant reclamation or clean-up projects, individually or in conjunction with collaborative working partners, it may require additional capital to take advantage of such opportunities. There can be no assurance that such financing will be available or, if available, that it will be on favorable terms. If adequate financing is not available, the Company may be required to delay, scale back or eliminate certain of its research and development programs, to relinquish rights to certain of its technologies, or to license third parties to commercialize technologies that the Company would otherwise seek to develop itself.

Competition and Technological Alternatives

     The Company anticipates that the primary markets for its technologies will be for hazardous and toxic waste and industrial by-products treatment and disposal, the destruction or neutralization of chemical weapons materials and warfare agents, and the concentration of radioactive wastes. The Company has had limited experience in marketing its technologies and has a small sales and marketing organization, whereas other participants in both the private and public sectors include several large domestic and international companies and numerous small companies, many of whom have substantially greater financial and other resources and more manufacturing, marketing and sales experience than the Company. Any one or more of the Company's competitors or other enterprises not presently known to the Company may develop technologies which are superior to SET, SLiM or other technologies utilized by the Company. To the extent that the Company's competitors are able to offer more cost-effective remediation alternatives, the Company's ability to compete could be materially and adversely affected.

Unpredictability of Patent Protection and Proprietary Technology

     Solution has fifteen United States patents which were issued between 1987 and 1998, and which relate to SET, electrochemistry of halogenated organic compounds, separation and destruction of CFCs and decontamination of soils containing mercury and radioactive metals. Solution also has one Canadian and one Japanese patent relating to its SET technology. The Company has filed additional United States patent applications relating to SET and removal of heavy metals from soil. In 1997, the Company filed a patent application relating to the destruction of chemical warfare agents and explosives. In September 1997, Separation filed two United States continuation-in-part ("CIP") provisional patent applications and one international patent application covering the principal features of its SLiM technology. One of the CIP provisional patent applications covers the joint inventions of Dr. Srinivas Kilambi, Separation's former Senior Vice President--Technology, and Lockheed Martin. The other CIP provisional patent application and the international patent application cover the sole inventions of Dr. Kilambi. CFC Technologies has one patent and one patent filing, and CFC Technologies is licensed to utilize SET for CFC applications. The Company is pursuing foreign patent protection where it deems appropriate.

     The Company's success depends, in part, on its ability to obtain additional patents, protect the patents which it owns, maintain trade secrecy protection and operate without infringing on the proprietary rights of third parties. The patents currently owned by the Company are improvement patents which are more difficult to monitor for infringement than those that would be contained in a patent covering a pioneering invention or technology. There can be no assurance that any of the Company's pending patent applications will be approved, that the Company will develop additional proprietary technology that is patentable, that any patents issued to the Company will provide the Company with competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse effect on the Company's ability to conduct its business. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any elements of SET, SLiM or the Company's other technologies, or design around such technologies. It is possible that the Company may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties. There can be no assurance that any license acquired under such patents would be made available to the Company on acceptable terms, if at all, or that the Company would prevail in any such contest. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company for alleged infringement of another party's patents or in defending the validity or enforceability of the Company's patents, or in bringing patent infringement suits against other parties based on the Company's patents. In addition to patent protection, the Company also relies on trade secrets, proprietary know-how and technology which it seeks to protect, in part, by confidentiality agreements with its prospective working partners and collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

Environmental Regulation

     The Company and its customers are required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls, including, without limitation, the Resource Conservation and Recovery Act, as amended ("RCRA"), and the Occupational Safety and Health Act of 1970 ("OSHA"), which may require the Company, its prospective working partners or its customers to obtain permits or approvals to utilize SET and/or SLiM, or the Company's other environmental technologies and related equipment on certain job sites. In addition, if the Company begins to market SET and SLiM internationally, the Company will be required to comply with laws and regulations and, when applicable, obtain permits or approvals in those other countries. There is no assurance that such required permits and approvals will be obtained. Furthermore, particularly in the environmental remediation market, the Company may be required to conduct performance and operating studies to assure government agencies that SET and/or SLiM, and their by-products, do not pose environmental risks. There is no assurance that such studies, if successful, will not be more costly or time-consuming than anticipated.

     In addition, the Company's Nationwide Permit issued by the EPA contains numerous conditions for maintaining the Nationwide Permit, including notification of all job sites, periodic reporting to the EPA as to activities at the job sites, prior notification to and approval by the EPA with respect to any single-site centralized remediation facility that the Company may seek to establish and certain restrictions on the disposal of byproducts from the use of SET, and there can be no assurance that the Company will be able to comply with such conditions in order to maintain and/or obtain renewal of the Nationwide Permit. Further, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended, or are interpreted or enforced differently, the Company, its prospective working partners and/or its customers may be required to meet stricter standards of operation and/or obtain additional operating permits or approvals. There can be no assurance that the Company will meet all of the applicable regulatory requirements.

Unspecified Acquisition-Related Risks

     As part of its growth strategy, the Company may seek to acquire or invest in complementary (including competitive) businesses, products or technologies. The Company may allocate a significant portion of its available working capital to finance a portion of the purchase price relating to possible acquisitions of, or investments in, complementary (including competitive) businesses, products or technologies. In the event any such acquisition or investment opportunity arises in the future, it is probable that the Company will also be required to obtain additional financing to complete such transaction. The process of integrating such acquired assets into the Company's operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of the Company's business. There can be no assurance that the anticipated benefits of any acquisitions will be realized. In addition, future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's operating results and financial position. Acquisitions also involve other risks, including entering markets in which the Company has no or limited prior experience. The Company currently has no binding commitments or agreements with respect to any possible acquisitions or investments.

Dependence on Key Management and Other Personnel

     The Company is dependent on the efforts of its senior management and scientific staff, including, among others, Paul E. Hannesson, Chairman of the Board, President and Chief Executive Officer, Michael D. Fullwood, Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel, and Kenneth L. Adelman, Ph.D., Vice Chairman and Executive Vice President--Marketing and International Development. The Company is also dependent on the efforts of Kenneth J. Houle, President and Chief Operating Officer of Separation, Ed L. Romero, Chief Executive Officer of Advanced Sciences, and Peter E. Harrod, President of Advanced Sciences and President and Chief Operating Officer of Solution. The proceeds of key-man life insurance policies on the lives of certain of such individuals may not be adequate to compensate the Company for the loss of any of such individuals. The loss of the services of any one or more of such persons may have a material adverse effect on the Company. The Company's future success will depend in large part upon its ability to attract and retain skilled scientific, management, operational and marketing personnel. The Company faces competition for hiring such personnel from other companies, government entities and other organizations. There can be no assurance that the Company will continue to be successful in attracting and retaining such personnel.

Potential Conflicts of Interest

     Paul E. Hannesson and Michael D. Fullwood, the Chairman of the Board, President and Chief Executive Officer and the Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel of the Company, respectively, also serve in the same capacities with, and devote a significant portion of their business and professional time and efforts to the businesses of, Environmental and Separation. In addition, Bentley J. Blum, Kenneth L. Adelman, Ph.D., Herbert A. Cohen and David L. Mitchell (the "Environmental Directors"), all of whom are directors of the Company, also serve as directors of Environmental and Separation. While the Company believes that its business and technologies are distinguishable from those of Environmental, and that it does not compete in the markets in which Environmental competes, Messrs. Hannesson and Fullwood and the Environmental Directors may have potential conflicts of interest with respect to, among other things, potential corporate opportunities, business combinations, joint ventures and/or other business opportunities that may become available to them, the Company and/or Environmental. Moreover, while Messrs. Hannesson and Fullwood have agreed to devote a portion of their business and professional time and efforts to the Company, potential conflicts of interest also include the amount of time and effort devoted by them to the affairs of Environmental and Separation. The Company may be materially adversely affected if Messrs. Hannesson and Fullwood and/or the Environmental Directors choose to place the interests of Environmental or Separation before those of the Company. Each of Messrs. Hannesson and Fullwood and the Environmental Directors has agreed that, to the extent such opportunities arise, he will carefully consider a number of factors, including whether such opportunities are within the Company's line of business or consistent with its strategic objectives and whether the Company will be able to undertake or benefit from such opportunities. In addition, the Company's Board of Directors has adopted a policy whereby any future transactions between the Company and any of its subsidiaries, affiliates, officers, directors, principal stockholders or any affiliates of the foregoing will be on terms no less favorable to the Company than could reasonably be obtained in "arm's length" transactions with independent third parties, and any such transactions will also be approved by a majority of the Company's disinterested outside directors. Messrs. Hannesson and Fullwood and the Environmental Directors also owe fiduciary duties of care and loyalty to the Company under Delaware law. However, the failure of the Company's management to resolve any conflicts of interest in favor of the Company could materially adversely affect the Company's business, financial condition and results of operations.

Absence of Dividends on Common Stock

     To date, the Company has not declared or paid any cash dividends on its Common Stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, if any, its capital requirements and financial condition and other relevant factors. The Company does not expect to declare or pay any dividends on its Common Stock in the foreseeable future.

Potential Adverse Effect on Market Price of Securities from Future Sales of Common Stock

     No assurance can be given as to the effect, if any, that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of warrants or stock options), or the possibility that such sales could occur, could adversely affect the market price of the Common Stock and could also impair the Company's ability to raise capital through an offering of its equity securities in the future. Assuming the full exercise of the Consultant Warrant, upon completion of this offering the Company will have approximately 23,163,200 shares of Common Stock outstanding, of which approximately 11,897,806 currently publicly traded shares of Common Stock, 60,000 Shares (subject to adjustment) issuable upon exercise of the Consultant Warrant, and 3,150,000 Shares that have been and may be transferred to the Selling Stockholders by Environmental in connection with the First Tranche Sale will be transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 8,055,394 shares of Common Stock to be outstanding upon completion of this offering are "restricted securities" (as that term is defined in Rule 144 promulgated under the Securities Act) which may be publicly sold only if registered under the Securities Act, or if sold in accordance with an applicable exemption from registration such as Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the stock is quoted on the Nasdaq Stock Market or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the immediately preceding three months, and who has beneficially owned restricted securities for at least two years, is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above.

Volatility of Market Prices of Common Stock

     The market price for the Company's Common Stock has been historically volatile. Future announcements of new technologies and changing policies and regulations of the federal government and state governments and other external factors, as well as potential fluctuations in the Company's financial results, may have a significant impact on the price of the Common Stock in the future.

Certain Anti-Takeover Provisions and Potential Adverse Effect on Market Price of Securities from Issuance of Preferred Stock

     The Company's Certificate of Incorporation and By-laws contain certain provisions that could have the effect of delaying or preventing a change of control of the Company, which could limit the ability of security holders to dispose of their shares of Common Stock in such transactions. The Certificate of Incorporation authorizes the Board of Directors to issue one or more series of preferred stock without stockholder approval. Such preferred stock could have voting and conversion rights that adversely affect the voting power of the holders of Common Stock, or could result in one or more classes of outstanding securities that would have dividend, liquidation or other rights superior to those of the Common Stock. Issuance of such preferred stock may have an adverse effect on the then prevailing market price of the Common Stock. Additionally, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.
Section 203 could have the effect of delaying or preventing a change of control of the Company.

Limitations on Liability of Directors and Officers

     The Company's Certificate of Incorporation includes provisions to eliminate, to the full extent permitted by the Delaware General Corporation Law as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Certificate of

Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the Company's By-laws require the Company to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. As a result of such provisions in the Certificate of Incorporation and By-laws, stockholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may discourage or deter stockholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such action, if successful, might otherwise benefit the Company and its stockholders.

                          FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus which address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), anticipated improvements in financial performance and management's long-term performance goals, the Company's growth strategy, including anticipated internal growth and plans to pursue acquisitions of complementary (including competitive) businesses, products or technologies, expansion and growth of the Company's business operations, including development and maintenance of collaborative joint working arrangements, and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including, without limitation, the risk factors discussed in this Prospectus; general economic, market or business conditions; the business opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations; and other factors, most of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations. The Company assumes no obligation to update any such forward-looking statements.

                              RECENT DEVELOPMENTS

Sale of Company Common Stock by Environmental

     On February 10, 1998, Environmental completed the First Tranche Sale of (i) 1,381,692 shares of Company Common Stock held in its account (representing the First Tranche Shares being registered hereby), and (ii) the First Tranche Warrants to purchase an aggregate of 150,000 shares of Company Common Stock (subject to adjustment) held in its account (representing the First Tranche Warrant Shares being registered hereby) at an exercise price equal to $6.00 per share, to certain of the Selling Stockholders. After deduction of fees and transaction costs associated with the First Tranche Sale totaling approximately $550,000, Environmental received aggregate net proceeds of approximately $5,450,000 from the First Tranche Sale. Immediately prior to the First Tranche Sale, Environmental owned approximately 52% of the outstanding shares of Common Stock. As of the date hereof, Environmental owned approximately 42.5% of the outstanding shares of Common Stock.

     Pursuant to the terms of the Private Placement, in the event that 90% of the average closing bid price per share of Common Stock for the First Tranche Measuring Period (as defined below) (the "First Tranche Adjustment Price") is less than the $4.3425 per share purchase price of the First Tranche Shares, Environmental will be required to transfer to certain of the Selling Stockholders, for no additional consideration, an aggregate amount of additional shares of Common Stock equal to the difference between (a) the amount equal to

$6,000,000 (representing the aggregate purchase price of the First Tranche Shares) divided by the First Tranche Adjustment Price and (b) 1,381,692 (representing the number of First Tranche Shares), provided that in no event will the First Tranche Adjustment Price be less than $2.00. The "First Tranche Measuring Period" is defined as the 75-trading day period commencing immediately following the effective date of the Registration Statement of which this Prospectus is a part, provided that if the Registration Statement is not declared effective within 12 months following February 10, 1998, the First Tranche Measuring Period will commence on the date which is 12 months following February 10, 1998, and provided further that if the Registration Statement is declared effective prior to April 15, 1998, the First Tranche Measuring Period will mean the 75-trading day period commencing April 15, 1998.

     The maximum number of additional shares of Common Stock that Environmental may be required to transfer to certain of the Selling Stockholders pursuant to the foregoing purchase price adjustment terms is 1,618,308 shares (representing the Maximum Additional First Tranche Shares being registered hereby), assuming the lowest possible First Tranche Adjustment Price of $2.00.

     Pursuant to the terms of the Private Placement, Environmental will, no earlier than the last day of the First Tranche Measuring Period and no later than 45 trading days following the end of the First Tranche Measuring Period, have the right and option (but not the obligation) to require certain of the Selling Stockholders to purchase (i) an aggregate amount of additional shares of Common Stock equal to $4,000,000 divided by 90% of the average closing price per share of Common Stock for the five trading days immediately prior to the closing date of such sale (the "Second Tranche Shares") and (ii) warrants to purchase an aggregate of 100,000 shares of Common Stock at an exercise price per share equal to the greater of $6.00 or 125% of the per share purchase price of the Second Tranche Shares, for an aggregate purchase price of $4.0 million (the "Second Tranche Sale").

     As in the case of the First Tranche Sale, in the event that 90% of the average closing bid price per share of Common Stock for the Second Tranche Measuring Period (as defined below) (the "Second Tranche Adjustment Price") is less than the per share purchase price of the Second Tranche Shares, Environmental will transfer to certain of the Selling Stockholders, for no additional consideration, an aggregate amount of additional shares of Common Stock equal to the difference between (a) the amount equal to $4,000,000 (representing the aggregate purchase price of the Second Tranche Shares) divided by the Second Tranche Adjustment Price and (b) the number of Second Tranche Shares, provided that in no event will the Second Tranche Adjustment Price be less than $2.00. The "Second Tranche Measuring Period" means the 75-trading day period commencing immediately following the effective date of a registration statement covering the Second Tranche Shares, provided that if such registration statement is not declared effective within 12 months after the closing date of the Second Tranche Sale, the Second Tranche Measuring Period will commence on the date which is 12 months following the closing date of the Second Tranche Sale.

     If during the 90-day period after the end of the First Tranche Measuring Period Environmental sells, or the Company issues, any shares of Common Stock ("First Future Shares") at a price per share that is less than the per share purchase price of the First Tranche Shares or during the 90-day period after the end of the Second Tranche Measuring Period Environmental sells, or the Company issues, any shares of Common Stock ("Second Future Shares") at a price per share that is less than the per share purchase price of the Second Tranche Shares, Environmental will transfer to certain of the Selling Stockholders, for no additional consideration, a number of additional shares of Common Stock equal to
(a) with respect to First Future Shares, an amount equal to the difference between (i) $6,000,000 (representing the aggregate purchase price of the First Tranche Shares) divided by the price at which the First Future Shares were sold or issued and (ii) 1,381,692 (representing the number of First Tranche Shares), and (b) with respect to Second Future Shares, an amount equal to the difference between (i) $4,000,000 (representing the aggregate purchase price of the Second Tranche Shares) divided by the price at which the Second Future Shares were sold or issued and (ii) the amount equal to the number of Second Tranche Shares. Notwithstanding the foregoing, the terms "First Future Shares" and "Second Future Shares" do not include any shares of Common Stock which may be issued in the future upon conversion or exercise of, or pursuant to the terms of any agreement entered into by the Company or Environmental in respect of, securities of the Company and/or Environmental which have been issued prior to February 9, 1998.

     Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to file registration statements on Form S-3, including the Registration Statement of which this Prospectus is a part, under the Securities Act covering all of the shares of Common Stock that have been and may be issued to certain of the

Selling Stockholders in the Private Placement and to keep such registration statements continuously effective under the Securities Act for a period of two years after their respective effective dates or such earlier date when all shares covered by the registration statements have been sold or may be sold without volume restrictions under the Securities Act (the "Effective Period").

     Avalon Group, Inc. was retained by Environmental as a finder in connection with the Private Placement and has to date received fees of approximately $510,000 in connection therewith.

     The Private Placement was deemed exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof as a transaction by an issuer not involving any public offering. The recipients of securities in the First Tranche Sale represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate restrictive legends were affixed to the First Tranche Warrants and the certificates representing the First Tranche Shares issued in such transaction. The Company and Environmental made available to all recipients of securities written information about the Company and Environmental in accordance with Rule 502 of the Securities Act and advised such recipients of the limitations on resale of such securities. In addition, all recipients were offered the opportunity, prior to purchasing any securities, to ask questions of, and receive answers from, the Company and Environmental concerning the terms and conditions of the transactions and to obtain additional relevant information about the Company and Environmental.

Intercompany Note

     Upon receipt of the net proceeds of the First Tranche Sale, Environmental provided a $5,450,000 unsecured loan to the Company, evidenced by the Company's 8% non-convertible note (the "Intercompany Note"). Pursuant to the terms of the Intercompany Note, interest on the unpaid principal balance of the Intercompany
Note is payable at the rate of 8% per annum semiannually in cash. The unpaid principal amount of the Intercompany Note is due and payable, together with accrued and unpaid interest, on the earlier to occur of (a) December 31, 1999, or (b) consummation of any public offering or private placement (other than the Private Placement) of securities of the Company with net proceeds aggregating in excess of $6.0 million, other than in respect of working capital financing or secured financing of assets received by the Company in the ordinary course of business from any bank or other lending institution, provided that if such funds are raised in a private placement during the period commencing on February 9, 1998 and ending on the last day of the Effective Period, then the Intercompany Note will not be payable unless a registration statement covering the shares of Common Stock sold in the Private Placement has been effective for 75 consecutive days and is effective on the date of such repayment. The Company will use the net proceeds of the loan solely for working capital and general corporate purposes and not for the satisfaction of any portion of Company debt or to redeem any Company equity or equity-equivalent securities.

     In connection with the loan, the Company amended and restated in its entirety a five-year warrant to purchase 7,500,000 shares of Common Stock issued to Environmental on December 2, 1996 to, among other things, reduce the exercise price of the warrant from $15.00 per share to $10.00 per share. In addition, the Company issued to Environmental an additional five-year warrant to purchase 1,500,000 shares of Common Stock at an exercise price of $10.00 per share.

Intercompany Convertible Note

     In September 1997, Environmental provided a $4.0 million unsecured loan to the Company, evidenced by the Company's 8% convertible subordinated note (the "Convertible Note"). Pursuant to the terms of the Convertible Note, the Company is obligated to pay Environmental interest only at the rate of 8% per annum, payable quarterly. Unless converted into Common Stock at any time, the unpaid principal amount of the Convertible Note is due and payable, together with accrued and unpaid interest, on August 31, 2002. Payment of principal and accrued interest under the Convertible Note is subordinated to all other indebtedness for money borrowed of the Company. Environmental has the right to convert the Convertible Note into shares of Common Stock at a conversion price of $3.89 per share. Such conversion price was fixed at approximately 85% of the five-day average closing bid price of Common Stock ($4.575 per share) prior to August 22, 1997, the date that the Executive and Finance Committees of the respective Boards of Directors of the Company and Environmental authorized such loan. In connection with the $4.0 million loan, the Company issued Environmental a five-year warrant to purchase 1,000,000 shares of Common Stock at an exercise price of $5.0325 per share (approximately 110% of the $4.575 five-day average closing bid price of Common Stock prior to August 22, 1997).

     In March 1998, the Company prepaid $2.0 million of the Convertible Note by
(i) paying Environmental the sum of $500,000 in cash and (ii) transferring to Environmental a promissory note, dated August 30, 1996, in the principal amount of $1.5 million from Lanxide Performance Materials, Inc., a wholly-owned subsidiary of Lanxide Corporation, a Delaware corporation ("Lanxide"). Lanxide, which specializes in the manufacture of ceramic bonding and refractory materials, is related to the Company by significant common beneficial ownership. To induce Environmental to accept the Company's prepayment of $2.0 million of the Convertible Note (and thereby give up the right to convert $2.0 million of the Convertible Note into Common Stock), the Company issued to Environmental an additional warrant to purchase up to 514,000 shares of Common Stock at an exercise price of $4.50 per share. Such exercise price was fixed at approximately 110% of the closing sale price of the Common Stock on February 20, 1998, the trading day immediately prior to the date the Board of Directors of the Company approved such prepayment. The estimated fair value of such warrant is approximately $340,000.

                                USE OF PROCEEDS

     An aggregate of up to 210,000 shares of Common Stock (subject to adjustment) covered by this Prospectus are issuable upon the exercise of the First Tranche Warrants and the Consultant Warrant. If all such warrants are exercised in full by payment of their stated exercise prices in cash, Environmental will receive gross proceeds of approximately $900,000 from the exercise of the First Tranche Warrants, and the Company will receive gross proceeds of approximately $300,000 from the exercise of the Consultant Warrant. The First Tranche Warrants and the Consultant Warrant provide for "cashless" exercises thereof and, to the extent such warrants are exercised by "cashless" exercises, neither Environmental nor the Company will receive any proceeds therefrom. The Company will not receive any proceeds from any exercise of the First Tranche Warrants.

     Expenses expected to be incurred by the Company in connection with this registration are estimated at approximately $31,000. The Selling Stockholders will pay all of their underwriting commissions and discounts and counsel fees and expenses in connection with the sale of the Shares. See "Plan of Distribution." Net proceeds to the Company from the exercise of the Consultant Warrant, if any, will be utilized for working capital and general corporate purposes. No assurance can be given, however, as to when, if ever, the Consultant Warrant will be exercised, or as to whether the Company will realize any proceeds therefrom.

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                             SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the number of Shares owned by the Selling Stockholders (where indicated by footnote, as if all the First Tranche Warrants and the Consultant Warrant had been exercised in full as of the date hereof), and the number of Shares which may be offered for resale pursuant to this Prospectus. The information included below is based upon information provided by the Selling Stockholders. The actual number of Shares owned or offered could be materially less or more than such estimated amount depending upon factors which cannot be predicted at this time and, if required, will be reflected in a supplement to this Prospectus. Because each Selling Stockholder may offer all, some or none of the Shares it holds, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no definitive estimate as to the number of Shares that will be held by each such Selling Stockholder after such offering can be provided, and the following table has been prepared on the assumption that all Shares offered under this Prospectus will be sold to parties unaffiliated with the Selling Stockholders. Except as indicated, none of the Selling Stockholders has had a material relationship with the Company within the past three years, other than as a result of the ownership of the Shares or other securities of the Company. Unless otherwise indicated, the Selling Stockholders have sole voting and investment power with respect to their respective Shares.

                                                  Shares                     Number of             Shares
                                              Owned Prior to               Shares Which          Owned After
                                               the Offering                                     the Offering
                                      -------------------------------       May be Sold      -------------------
Name                                       Number         Percent(1)     in this Offering     Number     Percent
-----------------------------------   ----------------   ------------   ------------------   --------   --------
Southbrook International Invest-
 ments, Ltd. ......................        765,846(2)    3.3%                1,575,000(3)       *          *
Westover Investments L.P. .........        268,046(2)    1.2%                  551,250(3)       *          *
Montrose Investments, Ltd .........        497,800(2)    2.2%                1,023,750(3)       *          *
VistaQuest, Inc. ..................         60,000(4)      *                    60,000          *          *

------------
* Represents less than 1% of the outstanding Common Stock.

(1) Percentages based on 23,103,200 shares of Common Stock outstanding as of April 15, 1998.

(2) Includes: (i) the number of First Tranche Shares acquired by the Selling Stockholder; and (ii) the number of First Tranche Warrant Shares that would be owned by the Selling Stockholder if it had exercised all of its First Tranche Warrants in full as of the date hereof.

(3) Includes: (i) the number of First Tranche Shares acquired by the Selling Stockholder; (ii) the number of First Tranche Warrant Shares that may be acquired by the Selling Stockholder upon exercise of all of its First Tranche Warrants in full; and (iii) the Selling Stockholder's pro rata portion of the Maximum Additional First Tranche Shares.

(4) Represents the number of Shares that would be owned by the Selling Stockholder if it had exercised its Consultant Warrant in full as of the date hereof. Pursuant to the Consulting Agreement, since November 1996 the Selling Stockholder has rendered certain financial and other advice to the Company in connection with the Company's public relations, for a total aggregate consulting fee of $64,000.

     The actual number of Shares that may be received by the Selling Stockholders and resold hereby could differ materially from the foregoing estimated amounts depending upon factors which cannot be predicted at this time. If required, the actual number of Shares to be received by such Selling Stockholders will be reflected in a supplement to this Prospectus.

     The Company, Environmental and the Selling Stockholders have agreed to indemnify each other and their respective officers and directors and certain other persons against liabilities in connection with any offering of the Shares, including liabilities arising under the Securities Act.

                              PLAN OF DISTRIBUTION

     All or a portion of the Shares offered hereby may be sold, from time to time, by the Selling Stockholders in or more transactions on the Amex, in the over-the-counter market, in transactions independent of the Amex or the over-the-counter market, in separately negotiated transactions, or otherwise. Such sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (i) block trades in which a broker or dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(iii) an exchange distribution in accordance with the rules of such exchange;
(iv) ordinary brokerage transactions and transactions in which a broker may solicit purchasers; (v) privately negotiated transactions; (vi) short sales; and
(vii) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such Shares, from such purchaser) in amounts to be negotiated which may be less than, or in excess of, those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per Share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire the Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) on the Amex, in the over-the-counter market, in transactions independent of the Amex or the over-the-counter market, in separately negotiated transactions, or otherwise, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with such resales, such broker-dealers may pay to or receive from the purchasers of such Shares compensation as described above.

     Any or all of the sales or other transactions involving the Common Stock described above, whether effected by a Selling Stockholder, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any shares of Common Stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit received by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market-making activities with respect to the Common Stock of the Company for a period of one business day prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders. All of the foregoing may limit the marketability of the Shares.

     To the knowledge of the Company, no underwriting arrangements have been entered into by the Selling Stockholders with respect to the Shares as of the date hereof. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each such Selling Stockholder and of the participating broker or dealer, (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or the discounts or concessions allowed to such broker or dealer, where applicable, (e) that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (f ) other facts material to the transaction.

     The Company will maintain the effectiveness of the Registration Statement of which this Prospectus is a part until the earlier of (i) two years after the effective date of the Registration Statement, or (ii) such time as all the Shares registered hereby have been sold or are no longer subject to volume or manner of sale restrictions under the Securities Act.

     The Company, Environmental and the Selling Stockholders have agreed to indemnify each other and their respective officers and directors and certain other persons against liabilities in connection with any offering of the Shares, including liabilities arising under the Securities Act.

     By agreement with the Selling Stockholders, the Company will pay all of the expenses incurred in connection with the registration of the Shares, estimated to be approximately $31,000, other than underwriting commissions, discounts and counsel fees and expenses.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, New York, New York ("Greenberg Traurig"). Stephen A. Weiss, a shareholder of Greenberg Traurig, holds options to purchase 275,000 shares of Environmental common stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference have been audited by various independent accountants. The periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so incorporated in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

================================================================================
       No dealer, salesperson or other person is authorized to give any information or to make any representation not contained in this Prospectus in connection with this offering, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.





                               TABLE OF CONTENTS



                                         Page
                                        -----
Available Information ...............     2
Incorporation of Certain Documents by
   Reference ........................     3
Prospectus Summary ..................     4
Risk Factors ........................     7
Forward-Looking Statements ..........    13
Recent Developments .................    13
Use of Proceeds .....................    16
Selling Stockholders ................    17
Plan of Distribution ................    18
Legal Matters .......................    19
Experts .............................    19

================================================================================

================================================================================
                               3,210,000 Shares





                                   COMMODORE
                                    APPLIED
                               TECHNOLOGIES, INC.







                                  Common Stock








                      -----------------------------------
                                   PROSPECTUS
                      -----------------------------------



                       -------------------------- , 1998

================================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement (items marked with an asterisk (*) represent estimated expenses). The Company has agreed to pay all the costs and expenses of this offering.

       Securities and Exchange Commission registration fee .........   $  3,699.03
       Legal fees and expenses .....................................    15,000.00*
       Accounting fees and expenses ................................     2,500.00*
       Miscellaneous ...............................................    10,000.00*
                                                                       -----------
         Total .....................................................   $ 31,199.03
                                                                       ===========

Item 15. Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the General Corporation Law provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 145.

     Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase or redemption which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Certificate of Incorporation contains such a provision.

     Article Thirteenth of the Company's Certificate of Incorporation eliminates the personal liability of directors and/or officers to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of the personal liability of a director and/or officer of the Company does not apply to (i) any breach of such person's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) actions prohibited under Section 174 of the General Corporation Law (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the Company to the stockholders without the prior payment or discharge of the Company's debts or obligations, or unlawful making or guaranteeing of loans to directors and/or officers), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article Fourteenth of the Company's Certificate of Incorporation and Article VI of the Company's By-laws provide that the Company shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the General Corporation Law, as amended from time to time.

     The Company has in force a combined insurance policy with its affiliates under which its directors and officers are insured, with limits of $20 million per occurrence and $20 million in the aggregate, against certain expenses in connection with the defense of such actions, suits or proceedings to which they are parties by reason of being or having been directors or officers of the Company.

     The Company and its officers, directors and other persons are entitled to be indemnified under certain circumstances for certain securities law violations in accordance with the provisions of an underwriting agreement dated June 28, 1996, by and among the Company, Bentley J. Blum and National Securities Corporation, as representative of the several underwriters.

     The Company, Environmental and the Selling Stockholders have agreed to indemnify each other and their respective officers and directors and certain other persons against liabilities in connection with any offering of the Shares, including liabilities arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit
   No.     Description
--------   -----------
    3.1    Certificate of Incorporation of the Company. (1)
    3.2    By-laws of the Company. (1)
    4.1    Specimen Common Stock Certificate. (2)
    4.2    Warrant to purchase 75,000 shares of Applied Common Stock issued to
           Southbrook International Investments, Ltd. (3)
    4.3    Warrant to purchase 48,750 shares of Applied Common Stock issued to Montrose Investments,
           Ltd. (3)
    4.4    Warrant to purchase 26,250 shares of Applied Common Stock issued to Westover Investments,
           L.P. (3)
   *4.5    Warrant to Purchase 60,000 shares of Applied Common Stock issued to
           VistaQuest, Inc., as amended.
   *5.1    Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel.
   10.1    Common Stock Purchase Agreement, dated as of February 9, 1998, among Commodore
           Environmental Services, Inc., Commodore Applied Technologies, Inc., Southbrook International
           Investments, Ltd., Westover Investments, L.P., and Montrose Investments, Ltd. (3)

Exhibit
    No.      Description
----------   -----------
     10.2    Registration Rights Agreement, dated as of February 9, 1998, among
             Commodore Environmental Services, Inc., Commodore Applied
             Technologies, Inc., Southbrook International Investments, Ltd.,
             Westover Investments, L.P., and Montrose Investments, Ltd. (3)
     10.3    Escrow Agreement, dated as of February 9, 1998, among Commodore
             Environmental Services, Inc., Commodore Applied Technologies, Inc.,
             Southbrook International Investments, Ltd., Westover Investments,
             L.P., and Montrose Investments, Ltd. (3)
    *10.4    Financial Advisory and Consulting Agreement dated November 8, 1996, as amended.
    *23.1    Consent of Tanner + Co.
    *23.2    Consent of Price Waterhouse LLP.
    *23.3    Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (included in Exhibit 5.1).
    *24.1    Power of Attorney. (4)

------------
* Filed herewith.

(1) Incorporated by reference. Filed as an exhibit to the Company's Registration Statement on Form S-1 (the "Form S-1") filed with the Commission on May 2, 1996 (Commission File No. 333-04396).

(2) Incorporated by reference. Filed as an exhibit to Amendment No. 2 to the Form S-1 filed with the Commission on June 25, 1996.

(3) Incorporated by reference. Filed as an exhibit to Environmental's Current Report on Form 8-K, dated February 10, 1998 and filed with the Commission on February 23, 1998 (Commission File No. 0-10054).

(4) Contained on the signature page hereof.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission Pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic response filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plans pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 15th day of April, 1998.

                                        COMMODORE APPLIED TECHNOLOGIES, INC.



                                        By: /s/ Paul E. Hannesson
                                          -------------------------------------
                                           Paul E. Hannesson
                                           Chairman of the Board, President and
                                           Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul E. Hannesson and Michael D. Fullwood, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                                 Title                           Date
---------------------------    ------------------------------------------   ---------------
/s/ Paul E. Hannesson
------------------------       Chairman of the Board, President and         April 15, 1998
Paul E. Hannesson              Chief Executive Officer (principal
                               executive officer)
/s/ Michael D. Fullwood
------------------------       Senior Vice President, Chief Financial       April 15, 1998
Michael D. Fullwood            and Administrative Officer, Secretary and
                               General Counsel (principal financial and
                               accounting officer)
/s/ Paul E. Hannesson
----------------------         Chairman of the Board                        April 15, 1998
Paul E. Hannesson

/s/ Bentley J. Blum
----------------------         Director                                     April 15, 1998
Bentley J. Blum

/s/ Kenneth L. Adelman
----------------------         Director                                     April 15, 1998
Kenneth L. Adelman, Ph.D.

/s/ Herbert A. Cohen
----------------------         Director                                     April 15, 1998
Herbert A. Cohen

Signature                       Title           Date
------------                    ------       ---------------

/s/ David L. Mitchell
----------------------          Director     April 15, 1998
David L. Mitchell

/s/ Tom J. Fatjo, Jr.
----------------------          Director     April 15, 1998
Tom J. Fatjo, Jr.

/s/ Thomas E. Noel
----------------------          Director     April 15, 1998
Thomas E. Noel

/s/ Ed L. Romero
----------------------          Director     April 15, 1998
Ed L. Romero

/s/ William R. Toller
----------------------          Director     April 15, 1998
William R. Toller

                                 EXHIBIT INDEX

 Exhibit No.    Description
-------------   ------------------------------------------------------------------------------------------
  3.1           Certificate of Incorporation of the Company. (1)
  3.2           By-laws of the Company. (1)
  4.1           Specimen Common Stock Certificate. (2)
  4.2           Warrant to purchase 75,000 shares of Applied Common Stock issued to Southbrook Interna-
                tional Investments, Ltd. (3)
  4.3           Warrant to purchase 48,750 shares of Applied Common Stock issued to Montrose Investments,
                Ltd. (3)
  4.4           Warrant to purchase 26,250 shares of Applied Common Stock issued to Westover Investments,
                L.P. (3)
 *4.5           Warrant to Purchase 60,000 shares of Applied Common Stock issued to VistaQuest, Inc., as amended.
 *5.1           Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel.
 10.1           Common Stock Purchase Agreement, dated as of February 9, 1998, among Commodore Environmental Services, Inc., Commodore Applied
                Technologies, Inc., Southbrook International Investments, Ltd.,
                Westover Investments, L.P., and Montrose Investments, Ltd. (3)
 10.2           Registration Rights Agreement, dated as of February 9, 1998, among Commodore Environmental Services, Inc., Commodore Applied
                Technologies, Inc., Southbrook International Investments, Ltd.,
                Westover Investments, L.P., and Montrose Investments, Ltd. (3)
 10.3           Escrow Agreement, dated as of February 9, 1998, among Commodore
                Environmental Services, Inc., Commodore Applied Technologies,
                Inc., Southbrook International Investments, Ltd., Westover
                Investments, L.P., and Montrose Investments, Ltd. (3)
*10.4           Financial Advisory and Consulting Agreement dated November 8, 1996, as amended.
*23.1           Consent of Tanner + Co.
*23.2           Consent of Price Waterhouse LLP.
*23.3           Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (included in Exhibit 5.1).
*24.1           Power of Attorney. (4)

------------
* Filed herewith.
(1) Incorporated by reference. Filed as an exhibit to the Company's Registration Statement on Form S-1 (the "Form S-1") filed with the Commission on May 2, 1996 (Commission File No. 333-04396).

(2) Incorporated by reference. Filed as an exhibit to Amendment No. 2 to the Form S-1 filed with the Commission on June 25, 1996.

(3) Incorporated by reference. Filed as an exhibit to Environmental's Current Report on Form 8-K, dated February 10, 1998 and filed with the Commission on February 23, 1998 (Commission File No. 0-10054).

(4) Contained on the signature page hereof.